Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Watson Pharmaceuticals, Inc.
Patty Eisenhaur
Director, Investor Relations
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Company Reports Fourth Quarter Total Net Revenue of $621 Million;

2006 Total Net Revenue Reaches $1.98 Billion;

2006 Operating Cash Flow Reaches $471 Million;

Company Provides Outlook for 2007

CORONA, Calif., February 27, 2007 - Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported fourth quarter and full year 2006 financial results, which include Andrx Corporation’s results from the close of the acquisition on November 3, 2006 (the “Andrx Acquisition”).

Net revenue for the fourth quarter increased 48 percent or $202.4 million to $621.2 million, compared to $418.8 million for the fourth quarter ended December 31, 2005. Fourth quarter net revenue growth was driven by increased product sales within the Generic segment and the addition of Distribution segment revenue following the Andrx Acquisition.

Operating performance in the fourth quarter of 2006 was heavily impacted by several special items, including a $497.8 million non-cash in-process research and development charge and $12.3 million of charges related to the Andrx Acquisition.  Additionally, the Company incurred $10.3 million in charges relating to the settlement of outstanding legal matters and a $3.3 million asset impairment charge related to the planned closure of the Company’s Puerto Rico facility.  As a result of these items, the Company recorded a net loss for the fourth quarter 2006 of $489.0 million, or $4.80 per diluted share, compared to net income of $20.1 million, or $0.19 per diluted share, for the same period of 2005.

Excluding these special items as detailed in the reconciliation table below, adjusted net income for the fourth quarter was $26.9 million, or $0.25 per diluted share, compared to adjusted net income of $36.3 million or $0.32 per diluted share for the fourth quarter 2005.

Watson generated cash flow from operations of $133.6 million in the fourth quarter compared to $46.0 million for the same period last year. For the full year 2006, cash flow from operations increased 45 percent, to $471.4 million, compared to $325.5 million in the prior year period. Cash and marketable securities were $160.8 million, as of December 31, 2006.

“During 2006, we made significant progress in our efforts to build for the future, largely led by the strategic initiatives we have underway to reduce our overall cost structure, enhance operating efficiencies and expand our pipeline,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “We remain on target to close our Puerto Rico plant by the end of the first quarter and to divest or close our Phoenix facility by the end of the second quarter.  Our expansion in India continues as well and we remain on target to have our Goa facility qualified for US manufacture by the end of 2007.”

“Our Generic product pipeline also continues to expand significantly.  The acquisition of Andrx, together with our internal development efforts, provides for more than 70 ANDAs on file with FDA, plus additional strategic assets. A number of these opportunities are expected provide us with higher margins and longer lifecycles than commodity products.”

“In our Brand division, we remain solidly on track toward building a focused and strategic urology product portfolio that will serve as a cornerstone for the long-term growth of our business. After completing the efficacy portion of our clinical studies in 2006, we recently announced successful top line results on silodosin, our promising product candidate for BPH (benign prostatic hyperplasia). We anticipate filing a New Drug Application for silodosin in the first half of 2008.”

“We enter 2007 a much stronger company than a year ago, with many opportunities ahead of us.  Our strategic initiatives have strengthened our base business and leave us poised for significant growth.  I am truly excited about  Watson’s future and look forward to an exciting 2007 and beyond,” concluded Dr. Chao.

Full Year 2006 Results

For the year ended December 31, 2006, total net revenue increased 20 percent or $333 million to $1.98 billion, compared to $1.65 billion for 2005.  The Company recorded a net loss for 2006 of $445.0 million, or a loss of $4.37 per diluted share, compared to net income of $138.6 million, or $1.22 per diluted share, for 2005.  Excluding Andrx-related and other charges, as detailed in the reconciliation table below, adjusted net income in 2006 was $112.9 million or $1.03 per diluted share, compared to adjusted net income of $154.7 million or $1.35 per diluted share in 2005.

Fourth Quarter and Full Year 2006 Business Segment Results

Following the Andrx Acquisition, Watson is providing financial highlights on its three business segments: Generic, Brand, and a new segment, Distribution.

Generic Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited; in thousands)
Generic segment contribution
Product sales	$412,760	$321,734	$1,501,251	$1,242,584
Other revenue	8,458	985	15,559	4,357
Net revenue	421,218	322,719	1,516,810	1,246,941
Cost of sales	300,313	202,188	1,059,234	760,845
Gross profit	120,905	120,531	457,576	486,096
Gross margin	28.7%	37.3%	30.2%	39.0%

Research and development	26,593	21,424	83,551	80,879
Selling and marketing	13,762	13,165	52,882	48,914
Segment contribution	$80,550	$85,942	$321,143	$356,303
Segment margin	19.1%	26.6%	21.2%	28.6%

Generic segment net revenue for the fourth quarter of 2006 increased 31 percent or $98.5 million to $421.2 million, compared to $322.7 million in the prior year period due to increased sales of oxycodone HCl controlled-release tablets, the addition of commission revenue related to fentanyl citrate and the addition of Andrx product revenue.  Sales of generic oral contraceptives increased 10 percent, or $8.1 million, to $87.3 million compared to $79.3 million in the prior year period.

Gross margin for the Generic segment declined from 37.3 percent in the fourth quarter 2005 to 28.7 percent in the fourth quarter 2006 due to increased sales of oxycodone HCl controlled-release tablets, an authorized generic product with lower gross margin.

For the full year 2006, Generic segment net revenue increased 22 percent or $269.9 million to $1.52 billion compared to $1.25 billion for 2005, due primarily to increased sales of oxycodone HCl controlled-release tablets and the launch of pravastatin sodium tablets.  Sales of generic oral contraceptives for 2006 were $325.8 million compared to $320.0 million in the prior year period.

Generic segment gross margin for 2006 decreased from 39.0 percent to 30.2 percent.  The addition of pravastatin sodium tablets and oxycodone HCl controlled-release tablets, both authorized generic products with lower gross margins, contributed to the year over year decline.

During 2006, Watson submitted 27 new Abbreviated New Drug Applications (ANDAs) with the Food and Drug Administration (FDA).  Watson currently has over 70 ANDAs on file,  including 17 products that have received tentative approval.

Brand Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited; $ in thousands)
Brand Segment Contribution
Product sales	$97,239	$92,719	$354,070	$389,545
Other revenue	9,743	3,375	15,402	9,717
Net revenue	106,982	96,094	369,472	399,262
Cost of sales	27,595	21,254	92,184	91,569
Gross profit	79,387	74,840	277,288	307,693
Gross margin	74.2%	77.9%	75.0%	77.1%

Research and development	14,021	13,675	47,472	44,384
Selling and marketing	27,071	26,561	112,258	113,428
Segment contribution	$38,295	$34,604	$117,558	$149,881
Segment margin	35.8%	36.0%	31.8%	37.5%

Brand segment net revenue for the fourth quarter of 2006 increased 11 percent, or $10.9 million to $107.0 million, compared to $96.1 million in the prior year period due to an increase in Specialty Product sales, revenue from the promotion of AndroGel® and revenue from the Andrx Acquisition.

Gross margin for the Brand segment declined from 77.9 percent in the fourth quarter 2005 to 74.2 percent in the fourth quarter 2006 due to higher manufacturing costs in anticipation of the divestiture or closure of the Company’s Phoenix manufacturing facility.

For the full year 2006, Brand segment net revenue decreased seven percent or $29.8 million to $369.5 million compared to $399.3 million for 2005 due primarily to lower sales of non-promoted Specialty products.

In Watson’s brand product pipeline, the Company completed the efficacy portion of its Phase 3 silodosin program, a product for benign prostatic hyperplasia, and anticipates completion of its Phase 3 studies on a new gel formulation of oxybutynin for overactive bladder by mid 2007.  New drug applications are expected to be submitted for both products in the first half of 2008.

Distribution Segment Information

Watson began recognizing revenue from the former Andrx distribution business following the Andrx Acquisition.

Distribution Segment Information

Three and Twelve Months Ended December 31, 2006
(Unaudited; $ in thousands)
Distribution segment contribution
Product sales	$92,796
Other revenue	166
Net revenue	92,962
Cost of sales	82,065
Gross profit	10,897
Gross margin	11.7%

Research and development	—
Selling and marketing	8,409
Segment contribution	$2,488
Segment margin	2.7%

Cost of sales for the three and twelve months ended December 31, 2006 include  $5.7 million in Andrx Acquisition-related inventory charges.  Excluding these charges, gross margin for the Distribution segment was 17.7 percent.

Other Operating Expenses

Consolidated general and administrative expenses for the fourth quarter of 2006 were $53.8 million, including $10.3 million in charges relating to the settlement of outstanding legal matters and approximately $4.3 million in Andrx Acquisition-related charges. In the fourth quarter of 2005, the company's general and administrative expenses were $24.3 million.

Amortization expense related to the Company’s product rights intangibles increased to $42.1 million in the fourth quarter 2006, representing an increase in amortization related to the Andrx Acquisition.

2007 Financial Outlook

Watson's forecasts are based on the Company's actual results for 2006, and management's current belief about prescription trends, inventory levels and the anticipated timing of future product launches.  The current forecast excludes approximately $9 million ($5.5 million net of tax, or $0.05 per diluted share) of anticipated costs associated with the Andrx Acquisition and debt repurchase charges.

Watson estimates total net revenue for the full year of 2007 at between $2.50 billion and $2.60 billion.

Net Revenue Estimates by Segment

For the Twelve Months Ended December 31, 2007

(in millions)
Generic Segment	$1,500 - $1,625
Brand Segment	$380 - $405
Distribution	$575 - $615

Research and development investment for 2007 is expected to be between 6% and 6.5% of total revenue, due primarily to an increase in clinical study costs associated with Watson’s product pipeline.

Selling, general and administrative expenses for 2007 are expected to be between 16.5% and 17% of total revenue.

Adjusted earnings per diluted share for 2007 is expected to be between $1.20 and $1.30.

Excluding special items as detailed in the adjusted EBITDA reconciliation table below, adjusted EBITDA is expected to be between $527 and $547 million.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 5:00 p.m. Eastern Standard Time to discuss fourth quarter and full year 2006 results, projections for 2007 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 7234969. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Standard Time, Tuesday, March 13, 2007. To access the live webcast, go to Watson's Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; successful integration of strategic transactions, including the Company’s March 16, 2006 acquisition of Sekhsaria Chemicals, Ltd. and its November 3, 2006 acquisition of Andrx Corporation; the ability to timely and cost effectively integrate Watson and Andrx’s operations; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the Andrx acquisition; the ability to timely resolve with FDA the pending Official Action Indicated status of the Davie, Florida manufacturing facility; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2005 and Watson’s Quarterly Report on Form 10-Q for the period ended September 30, 2006.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

The following table presents Watson’s results of operations for the three and twelve months ended December 31, 2006 and 2005:

Table 1

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of (Loss) Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
		Restated		Restated
Net revenues	$621,162	$418,813	$1,979,244	$1,646,203
Cost of sales (net of amortization, presented below)	409,973	223,442	1,233,483	852,414
Gross profit	211,189	195,371	745,761	793,789
Operating expenses:
Research and development	40,614	35,099	131,023	125,263
Selling and marketing	49,242	39,727	173,549	162,342
Corporate general and administrative	53,827	24,321	131,511	98,657
Amortization	42,117	41,100	163,710	163,939
In-process research and development	497,800	—	497,800	—
Loss on impairment	3,283	25,076	70,264	25,076
Total operating expenses	686,883	165,323	1,167,857	575,277
Operating (loss) income	(475,694)	30,048	(422,096)	218,512

Other income (expense):
Loss on early extinguishment of debt	—	—	(525)	—
Interest income	5,652	5,741	28,418	19,321
Interest expense	(11,645)	(2,920)	(22,082)	(14,524)
Other income (expense)	485	(1,651)	5,336	(3,375)
Total other (expense) income, net	(5,508)	1,170	11,147	1,422

(Loss) income before income taxes	(481,202)	31,218	(410,949)	219,934
Provision for income taxes	7,759	11,090	34,056	81,377
Net (loss) income	$(488,961)	$20,128	$(445,005)	$138,557

Per share amounts:
Diluted (loss) earnings per share	$(4.80)	$0.19	$(4.37)	$1.22
Diluted weighted average shares outstanding	101,892	116,645	101,761	120,021

The following table presents Watson’s Condensed Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005:

Table 2

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	December 31, 2006	December 31, 2005
		Restated
Assets
Cash and cash equivalents	$154,171	$467,451
Marketable securities	6,649	152,467
Accounts receivable, net	384,692	333,832
Inventories	517,236	278,062
Other current assets	198,928	121,731
Property and equipment, net	697,415	436,149
Investments and other assets	131,725	80,092
Product rights and other intangibles, net	779,284	751,808
Goodwill	890,477	455,595
Total Assets	$3,760,577	$3,077,187

Liabilities & Stockholders’ Equity
Current liabilities	$689,929	$245,670
Long-term debt	1,124,145	587,935
Deferred income taxes and other liabilities	266,115	143,113
Stockholders’ equity	1,680,388	2,100,469
Total liabilities and stockholders’ equity	$3,760,577	$3,077,187

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31, 2006 and 2005:

Table 3

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Twelve Months Ended December 31,
	2006	2005
		Restated
Cash Flows From Operating Activities:
Net (loss) income	$(445,005)	$138,557
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	218,346	206,726
Restricted stock and stock option compensation	13,336	2,289
Loss on impairment	70,264	25,076
Provision for inventory reserve	27,436	42,192
In-process research and development	497,800	—
Deferred income tax (benefit) provision	(22,489)	(5,168)
Other adjustments to reconcile net income to net cash provided by operating activities	3,134	6,057
Changes in operating assets and liabilities:
Accounts receivable, net	66,172	(82,373)
Inventories	(59,237)	1,045
Accounts payable	116,709	18,459
Other assets	(15,101)	(27,357)
Total adjustments	916,370	186,946
Net cash provided by operating activities	471,365	325,503
Cash Flows From Investing Activities:
Additions to property and equipment	(44,431)	(78,833)
Acquisitions of businesses, net of cash acquired	(1,558,322)	—
Additions to marketable securities and long-term investments	(18,835)	(26,083)
Proceeds from sales of marketable securities	153,490	220,083
Other investing activities, net	48,679	1,188
Net cash (used in) provided by investing activities	(1,419,419)	116,355
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	650,000	—
Proceeds from stock plans	8,137	28,424
Repurchase of common stock	—	(300,000)
Payments to repurchase 1998 Senior Notes	(14,585)	—
Principal payments on long-term debt	(8,778)	(1,484)
Net cash provided by (used in) financing activities	634,774	(273,060)
Net (decrease) increase in cash and cash equivalents	(313,280)	168,798
Cash and cash equivalents at beginning of period	467,451	298,653
Cash and cash equivalents at end of period	$154,171	$467,451

The following table presents a reconciliation of reported net income and earnings per diluted share to adjusted net income and earnings per share for the three and tweve months ended December 31, 2006:

Table 4

Watson Pharmaceuticals, Inc.

Reconciliation Table

	Three Months Ended December 31,
	2006	2006	2005	2005
	GAAP	Adjusted	GAAP	Adjusted
			Restated
Diluted (loss) earnings per share calculation
Reported net (loss) income	$(488,961)	$(488,961)	$20,128	$20,128
Add: In-process R&D	—	497,800	—	—
Acquisition charges, net of tax	—	8,578	—	—
Legal settlement, net of tax	—	7,156	—	—
Asset impairment charge, net of tax	—	2,292	—	16,174
Net (loss) income, GAAP and adjusted	(488,961)	26,865	20,128	36,302
Add: Interest expense on CODES, net of tax	—	1,876	1,537	1,537
Net (loss) income, adjusted for interest on CODES	$(488,961)	$28,741	$21,665	$37,839

Basic weighted average common shares outstanding	101,892	101,892	101,442	101,442
Effect of dilutive securities:
Conversion of CODES	—	14,357	14,357	14,357
Dilutive stock options	—	222	846	846
Diluted weighted average common shares outstanding	101,892	116,471	116,645	116,645

Diluted (loss) earnings per share - GAAP and adjusted	$(4.80)	$0.25	$0.19	$0.32

	Twelve Months Ended December 31,
	2006	2006	2005	2005
	GAAP	Adjusted	GAAP	Adjusted
			Restated
Diluted (loss) earnings per share calculation
Reported net (loss) income	$(445,005)	$(445,005)	$138,557	$138,557
Add: In-process R&D	—	497,800	—	—
Acquisition charges, net of tax	—	8,060	—	—
Legal settlement, net of tax	—	6,622	—	—
Asset impairment charge, net of tax	—	45,396	—	16,174
Net (loss) income, GAAP and adjusted	(445,005)	112,874	138,557	154,731
Add: Interest expense on CODES, net of tax	—	7,362	7,477	7,477
Net (loss) income, adjusted for interest on CODES	$(445,005)	$120,236	$146,034	$162,208

Basic weighted average common shares outstanding	101,761	101,761	104,949	104,949
Effect of dilutive securities:
Conversion of CODES	—	14,357	14,357	14,357
Dilutive stock options	—	234	715	715
Diluted weighted average common shares outstanding	101,761	116,352	120,021	120,021

Diluted (loss) earnings per share - GAAP and adjusted	$(4.37)	$1.03	$1.22	$1.35

The following table presents a reconciliation of reported net income for the twelve months ended December 31, 2005 and 2006 and projected net income for the twelve months ended December 31, 2007 to adjusted EBITDA:

Table 5

Watson Pharmaceuticals, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Twelve Months Ended December 31,
	2005	2006	2007
			Low	High

GAAP net (loss) income	$138.6	$(445.0)	$126.1	$138.3

Plus: Interest expense	14.5	22.1	49.5	49.5
Interest income	(19.3)	(28.4)	(6.8)	(6.8)
Provision for income taxes	81.4	34.1	79.9	87.7
Depreciation	42.8	54.6	77.3	77.3
Amortization	163.9	163.7	175.3	175.3
EBITDA	421.9	(198.9)	501.3	521.3
Adjusted for:
Non-cash impairment charges	25.1	70.3	—	—
Share-based compensation	2.3	13.3	17.2	17.2
Acquisition related charges	—	510.3	6.8	6.8
Litigation charge	—	10.3	—	—
Loss on debt repurchase	—	0.5	1.8	1.8
Gain on sales of securities	(0.4)	(3.5)	—	—
Adjusted EBITDA	$448.8	$402.2	$527.1	$547.1

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ended December 31, 2007.  Watson expects certain known GAAP charges for 2007, as presented in the schedule above.  Other GAAP charges excluded from the estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown.  These GAAP charges, such as potential asset impairment charges, potential restructuring costs or potential tax valuation allowances are dependent upon future events and valuations that have not yet been performed.